Exhibit 99.1

Axion International Reports First Quarter 2011 Financial Results

Axion Sets Foundation for Future Growth with $18.5 million in Contracts and Emphasis on Executing Its Strategic Vision in 2011

NEW PROVIDENCE, N.J. - May 19, 2011 – Axion International (OTCBB: AXIH), a leading producer of industrial building products and railroad ties made from 100% recycled plastic, today announced the availability of its first quarter 2011 financial results for the period ending March 31, 2011.

Axion International reported first quarter 2011 revenue of approximately $191,000, compared to $403,000 in the first quarter of 2010. Axion’s cost of sales exceeded revenue by $85,000 and $57,000, respectively. Net loss for the first quarter of 2011 was $1.9 million compared to a net loss of $1.7 million for the first quarter of 2010. Net loss for the first quarters of 2011 and 2010, included non-cash expenses of approximately $1.3 million and $1.1 million, respectively, which consisted of (i) the amortization of the fair value of shares of its common stock, options and warrants, (ii) the accretion of debt discount and (iii) depreciation of property and equipment.  Axion’s strategic focus remains on the continued growth of sales, the expansion of its technology within and across markets, and the expansion of infrastructure in order to manufacture products and support the Company’s growing sales order pipeline.

Subsequent to the first quarter, the Company reported in an 8-K filed May 11, 2011, that as result of its new strategic growth initiatives Axion has increased its sales pipeline, and that it has proposals in the quotation development phase of $31 million, in the review and negotiation phase of $12.8 million and contracts for $18.5 million, all over an upcoming three-year period.

“From Axion’s inception through the first quarter of 2011 we laid the necessary groundwork to effectively monetize our innovative structural building materials designed from 100% recycled plastic,” said Steve Silverman, Axion’s President and Chief Executive Officer.  “Now with multiple projects and validators in various verticals, our focus has shifted from proof-of-concept projects to significantly ramping up the commercial sale of our recycled structural composite products.”

First Quarter 2011 Highlights

•	Signed milestone three-year, $15 million contract with major national railway, representing largest order to-date and significant validator for Axion.
•	Contracted to supply materials for third “Tank Bridge” at US Army’s Fort Bragg.
•	Completed test-phase portion of its project with the national railway of Morocco.
•	Received second purchase order to install recycled plastic railroad ties in Canada.
•	Awarded $100,000 sub-contract with Beale Air Force Base in Northern California.
•	Received crosstie order from the Regional Transportation District in Colorado

Subsequent Events

•	Signed first railroad tie order in Australia with Alcoa.
•	Initiated first test order with Mexico, in the country’s tough coastal climates.
•	Expanded IP Portfolio with new patent for flame-retardant coating.
•	Appointed veteran operations manager, Marc Solda, as Executive Vice President.
•	Dr. Tom Nosker, co-inventor of Axion’s recycled structural composite, named one of the nation’s top mechanical engineers.
•	Implemented various expansion initiatives, more than doubling manufacturing capacity for Axion’s 100% recycled plastic products.
•	Completed $7.6 million financing to support continued sales growth.

“I’m pleased with the Company’s progress in laying the necessary foundation for Axion to grow our business,” said Mr. Silverman.  “There is still much work to be done and the sales processes within the building materials and infrastructure markets are naturally slow, but we are making significant headway.  One of Axion’s major goals is to achieve AASHTO guidance in order to enhance our penetration into the building structures market.”

Mr. Silverman concluded, “As we move forward, the Company continues working hard to build and accurately report our sales pipeline, which has grown to over $30 million in the quotation phase over the next three years.  With a strong strategic vision in place, Axion looks forward to executing our goals and enhancing shareholder value in 2011.”

About Axion International

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance.

For additional information, please visit Axion’s corporate website:
www.axionintl.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Axion’s actual results to differ materially from those currently anticipated, including the risk factors identified in Axion’s filings with the Securities and Exchange Commission.

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